Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Nxt-ID, Inc. (the “Company”) on Form S-3 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 24, 2014 with respect to our audit of the consolidated financial statements of Nxt-ID, Inc. and Subsidiary as of December 31, 2013 and for the year then ended appearing in the Annual Report on Form 10-K of Nxt-ID, Inc. for the year ended December 31, 2014. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

September 15, 2015